Exhibit 99.4(b)(iv)

MUTUAL OF AMERICA LIFE INSURANCE COMPANY

320 PARK AVENUE NEW YORK NY 10022-6839 • 212 224 1600

(hereafter called the “Company”)

ENDORSEMENT

Effective as of the Date of Issue of this contract, or January 1, 2002 if later, the following charges are made to this contract.

1.     The “REQUIRED BEGINNING DATE” provision in Section 2 of the contract is deleted.

2.     The “DISTRIBUTIONS” provision in Section 2 of the contract is changed to read:

DISTRIBUTIONS

All payments, withdrawals and distributions under this contract will be made in accordance with the minimum distribution requirements of Section 401(a)(9) of the Internal Revenue Code, the applicable IRS Regulations thereunder, and any subsequent pronouncements. The following rules apply for purposes of determining required minimum distributions for Distribution Calendar Years beginning with the 2003 calendar year, as well as required minimum distributions for the 2002 Distribution Calendar Year if you or your beneficiary so elect in accordance with applicable law. The Company assumes no responsibility for determining whether any method of payment selected under this contract complies with the applicable Treasury Regulations or other requirements.

(A)  RETIREMENT BENEFIT.  Except as otherwise provided, the Accumulation Value of this contract will be distributed to you under a method of payment selected by you and permitted by the contract.

(B)   DEATH BENEFIT AFTER ANNUITY COMMENCEMENT DATE.  If you die on or after your Annuity Commencement Date, your beneficiary will be entitled to whatever death benefit is provided by the annuity option that is in effect when you die.

(C)   DEATH BENEFIT BEFORE ANNUITY COMMENCEMENT DATE.  If you die before you Annuity Commencement Date, a death benefit equal to the Accumulation Value of this contract will become payable to your beneficiary upon receipt of due proof of your death. Except as provided below, your beneficiary may elect to receive this death benefit under any method of payment permitted by this contract. However, the chosen method of payment must distribute the Accumulation Value of this contract at least as rapidly as the payment schedule in (1) or (2) below (whichever is slower) unless your surviving spouse is your sole beneficiary and he or she makes (or is deemed to make) the election described in (D) below.

1)     FIVE YEAR RULE.  Except as provided below, the entire Accumulation Value of this contract must be distributed no later than the Required Payment Date indicated in (a) or (b) below, whichever is applicable:

(a)   December 31 of the calendar year that contains the fifth anniversary of your surviving spouse’s death, if your spouse is your sole beneficiary and your spouse dies before he or she begins to receive the death benefit in accordance with this paragraph (C).

(b)   December 31 of the calendar year that contains the fifth anniversary of your death, in all other cases.

However, the amount that the beneficiary is required to receive from this contract will be reduced by any amount distributed to him or her from another individual retirement arrangement in accordance with Q&A 9 of IRS Regulations Section 1.408-8.

2)     LIFETIME PAYMENTS RULE. Except as provided below, the entire Accumulation Value of this contract must be distributed in accordance with the following provisions:

(a)   DISTRIBUTION CALENDAR YEARS. The beneficiary must receive a distribution for his or her first Distribution Calendar Year (as determined below) and for each subsequent calendar year:

1.     If your sole beneficiary is your surviving spouse, your spouse’s first Distribution Calendar Year is the later of: (i) the calendar year immediately following the calendar year in which you died, or (ii) the calendar year in which you would have attained age 70-1/2.

II.    If your sole beneficiary is your surviving spouse, and your spouse dies before he or she begins to receive the death benefit in accordance with this paragraph (C), yow spouse’s beneficiary’s first Distribution Calendar Year is the later of: (i) the calendar year immediately following the calendar year in which your spouse died, or (ii) the calendar year in which your spouse would have attained age 70-1/2.

III.   In all other cases, your beneficiary’s first Distribution Calendar Year is the calendar year immediately following the calendar year in which you died.

(b)   REQUIRED PAYMENT DATES. The payment required for each Distribution Calendar Year must be distributed to the beneficiary no later than December 31 of that year.

(c)   ANNUAL WITHDRAWALS. For any Distribution Calendar Year beginning before the beneficiary’s Annuity Commencement Date (except the beneficiary’s first Distribution Calendar Year, if the beneficiary’s annuity payments commence on or before his or her first Required Payment Date), the amount distributed must be no less than the quotient obtained by dividing the Accumulation Value of the contract as of the last day of the preceding calendar year (adjusted in accordance with Q&As 6, 7 and 8 of IRS Regulations Section (1.408-8) by the distribution period in (1), (I1), or (III) below, whichever is applicable:

I.      Except as provided in (II) below, if your sole beneficiary is your surviving spouse, the distribution period is your spouse’s life expectancy for that Distribution Calendar Year. Your spouse’s life expectancy for each Distribution Calendar Year beginning on or before your spouse’s death is the number in the Single Life Table in Q&A 1 of IRS Regulations Section 1.401(a)(9)-9 corresponding to your spouse’s age as of his or her birthday in that Distribution Calendar Year. Your spouse’s remaining life expectancy for each Distribution Calendar Year beginning after your spouse’s death is the number in the Single Life Table in Q&A 1 of IRS Regulations Section 1.401(a)(9)-9 corresponding to your spouse’s age as of his or her birthday in the calendar year in which he or she died, reduced by one for each calendar year since the calendar year in which your spouse died.

II.    If your sole beneficiary is your surviving spouse, and your spouse dies before he or she begins to receive the death benefit in accordance with this paragraph (C), the distribution period is your spouse’s beneficiary’s life expectancy for that Distribution Calendar Year. Your spouse’s beneficiary’s life expectancy for any Distribution Calendar Year is the number in the Single Life Table in Q&A 1 of IRS Regulations Section 1.401(a)(9)-9 corresponding to your spouse’s beneficiary’s age as of his or her birthday in the calendar year immediately following the calendar year in which your spouse died, reduced by one for each calendar year since the calendar year immediately following the calendar year in which your spouse died.

III.   In all other cases, your beneficiary’s life expectancy for any Distribution Calendar Year is the number in the Single Life Table in Q&A I of IRS Regulations Section 1.401(a)(9)-9 corresponding to your beneficiary’s age as of his or her birthday in the calendar year immediately following the calendar year in which you died, reduced by one for each calendar year since the calendar year immediately following the calendar year in which you died.

However, the amount that the beneficiary is required to receive from this contract will be reduced by any amount distributed to him or her from another individual retirement arrangement in accordance with Q&A 9 of IRS Regulations Section 1.408-8.

(d)   ANNUITY PAYMENTS. For any Distribution Calendar Year beginning on or after the beneficiary’s Annuity Commencement Date (and for the beneficiary’s first Distribution Calendar Year, if the beneficiary’s annuity payments commence on or before his or her first Required Payment Date), the beneficiary will receive payments in accordance with the annuity option that he or she elects under Section 10 of this contract. The annuity option that the beneficiary elects must satisfy all of the following conditions:

I.      The annuity option must provide for equal (or substantially equal) periodic payments that are either nonincreasing or increase only as permitted by Q&As I and 4 of IRS Regulations Section 1.401(a)(9)-6T.

II.    These periodic payments must he distributed at intervals of no longer than one year.

III.   The annuity option must distribute the Accumulation Value of this contract to the beneficiary over (i) the beneficiary’s life or (ii) the beneficiary’s life expectancy. For this purpose, life expectancy may not exceed the maximum period permitted by IRS Regulations Section 1.401(a)(9)-6T

(D)  SPOUSE’S ELECTION. If you die before the entire Accumulation Value of this contract is distributed, and your sole beneficiary is your surviving spouse, your spouse may elect to treat this contract as his or her own Individual Retirement

Annuity Contract. Your spouse will be deemed to have made this election if any amounts are contributed to this contract by or on behalf of your spouse, or if he or she fails to take distributions in accordance with (C) above.

(E)   REPORTS. The Company shall furnish such annual reports concerning required minimum distributions as the Commissioner of Internal Revenue may require.

3.     The “CONTRIBUTIONS” provision in Section 3 of the contract is changed to read:

CONTRIBUTIONS

(A)  Contributions Generally. This contract is designated a ROTH individual retirement annuity (ROTH IRA) under Section 408(A) of the Internal Revenue Code (referred to as the “Code) and you may not make any contributions under this contract except contributions designated as ROTH IRA contributions. Except in the case of a Qualified Rollover Contribution, as defined in subsection (C) below, or a Recharacterization, as defined in subsection (E) below, contributions to this contract are referred to as “Regular ROTH IRA Contributions” and you may not contribute an amount in excess of the Regular ROTH IRA Contribution limit described in subsection (B) below. Except in the case of a Recharacterization of an existing IRA Contract issued by the Company, all contributions must be in cash. You may only make Qualified Rollover Contributions and Recharacterizations to this contract that are permitted according to subsections (C) and (E), respectively.

All contributions pursuant to this contract must be made to the Company’s Home Office. Any person who makes a contribution is entitled to an official receipt. The first contribution pursuant to this contract must be made on or before the Effective Date shown on the face page to place the contract in force. Thereafter, contributions may be made at any time, except that no contributions may be made by you or on your behalf on or after your Annuity Commencement Date.

The Company assumes no responsibility for determining whether the amounts contributed under this contract comply with any applicable limits or requirements. The Company is entitled to rely on any information provided to it by you or on your behalf by another IRA issuer or other representative you authorize.

(B)   Regular ROTH IRA Contribution Limit. The maximum Regular ROTH IRA Contribution that you can make to this contract and all other ROTH IRAs for a taxable year is the lesser of your dollar limit indicated below or 100% of your Compensation (as defined in subsection (G) below) for the taxable year. Except as provided below, your dollar limit shall be:

For taxable years beginning in 2002, 2003 or 2004, $3,000;

For taxable years beginning in 2005, 2006 and 2007, $4,000; and

For taxable years beginning in 2008 or later, $5,000.

The dollar limit for taxable years beginning after 2008 will be adjusted for cost of living increases in multiples of $500 by the Secretary of the Treasury in accordance with Code Section 219(b)(5)(C).

However, the dollar limit will be increased by $500 for your taxable year beginning in 2002, 2003, 2004 or 2005, and by $1,000 for each taxable year beginning in 2006 or later, if you have attained age 50 by the close of that year.

The Regular ROTH IRA Contribution limit is phased out ratably if you, or you and your spouse, have modified adjusted gross income (Modified AGI) (as defined in subsection (F) below) between certain amounts according to the following table:

Federal Income Tax		Phase-out Range
Filing Status	Full Contribution	Modified AGI	No Contribution

Single or Head of Household	$95,000 or less	Between $95,000 and $110,000	$110,000 or more

Joint Return or Qualifying Widow(er)	$150,000 or less	Between $150,000 and $160,000	$160,000 or more

Married - Separated Return	$0	Between $0 and $10,000	$10,000 or more

If your Modified AGI for a taxable year is in the phase-out range, the maximum Regular ROTH IRA Contribution determined under this table for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200 until no contribution is permitted according to this table. The maximum Regular ROTH IRA Contribution Limit described above as adjusted according to the above table, if applicable, is further reduced by any regular contributions you make for the taxable year to non-ROTE IRAs.

(C)  Qualified Rollover Contribution. You cannot make a rollover contribution to this contract unless it is a “qualified rollover contribution”. A qualified rollover contribution is a rollover contribution from another ROTH IRA or from a non-ROTH IRA which meets the requirements of Code Section 408(d)(3) except that the limit in Code Section 408(d)(3)(B) to one rollover per year does not apply if the rollover is from a non-ROTH IRA.

A rollover from a “SIMPLE” IRA as described in Code Section 4089p) during the first two years since you began to participate in your employer’s SIMPLE IRA plan is not a qualified rollover contribution and cannot be contributed to this contract.

A rollover from a non-ROTH IRA is not a qualified rollover contribution and cannot be contributed to this contract in a taxable year if, for that taxable year, you are (i) married and file a separate federal income tax return, or (ii) you are single and have Modified AGI in excess of $100,000, or (iii) you are married and file a joint federal income tax return and you and your spouse have Modified AGI in excess of 5100,000. For purposes of the preceding sentence, if you are married but you and your spouse live apart at all times during a taxable year and file separate federal income tax returns for that taxable year, then for that taxable year you (and your spouse) are not treated as marred.

(D)  Simple IRA Contributions. Contributions made by you or on your behalf under a SIMPLE IRA plan as described in Code Section 408(p) may not be made to this contract.

(E)   Recharacterization. A regular contribution to a traditional, non-ROTH IRA may be recharacterized, according to the rules of Section 1.408A-5 of the federal income tax regulations, as a Regular ROTH IRA Contribution to this contract, subject to the limits on Regular ROTH IRA Contributions in subsection (B) above.

(F)   Modified AGI. For purposes of subsection (B) and (C) above, Modified AGI for a taxable year is your federal adjusted gross income according to the definition in Code Section 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a result of a Qualified Rollover Contribution from a non-ROTH IRA (a “conversion”).

(G)  Compensation. For purposes of subsection (A) above, compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Code Section 401(c)(2) (reduced by contributions made to a self-employed retirement plan).

For purposes of this definition, Code Section 401(c)(2) shall be applied as if the term trade or business for purposes of Code Section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest or dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term “compensation” shall include any amount includible in your gross income under Code Section 71 with respect to a divorce or separation instrument described in subparagraph (A) of Code Section 71(b)(2). In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse’s compensation is not being used for purposes of the spouse making a contribution to a ROTH IRA or a deductible contribution to a non-ROTH IRA.

(H)  Adjustment to Limits. The limits in subsection (B) above and the Modified AGI amounts in subsections (B) and (C) above will be automatically adjusted to reflect any change to those limits and amounts as contained in Code Section 408A (or any successor section) which may be made by federal legislation, and such legislatively modified limits and amounts will apply for purposes of subsections (B) and (C) without the need to amend this contract.

4.     The “Claims of Creditors” provision in Section 12 of the contract is changed to read:

Claims of Creditors

This contract is issued for the exclusive benefit of you and your beneficiaries. To the extent permitted by law, your interest in this contract is nonforfeitable and no payment by the Company will be subject to:

(a)   the claims of any creditors;

(b)   alienation;

(c)   attachment;

(d)   garnishment;

(e)   levy (other than a Federal tax levy in accordance with Section 6331 of the Internal Revenue Code);

(f)    execution; or

(g)   other legal process.

Also, no payment will be subject to any legal process to enforce such claim.

Vice President